EXHIBIT 99.1

Capstone Turbine Announces Second Quarter Fiscal Year 2013 Operating Results

Revenue of $30.1 Million and Gross Margin Improves to 9%

Record Backlog of $141.1 Million at September 30, 2012

CHATSWORTH, Calif., Nov. 8, 2012 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (Nasdaq:CPST), the world's leading clean technology manufacturer of microturbine energy systems, today announced its financial results for the second quarter fiscal year 2013 ended September 30, 2012.

Second Quarter 2013 Highlights

  Total revenue of $30.1 million, up 9% year-over-year
  Gross margin of $2.6 million, or 9%, compared to 6% a year ago
  Positive gross margin in eight of last nine quarters
  New orders of $25.2 million; greater than 1 to 1 book-to-bill ratio
  Record product backlog of $141.1 million at September 30, 2012, up 24% year-over-year
  Cash used in operating activities of $2.6 million, compared to $7.4 million a year ago
  Strong cash balance of $45.2 million at September 30, 2012

Management Commentary

"Our second quarter results demonstrate continued progress on our path to profitability," said Darren Jamison, Capstone's President and Chief Executive Officer. "Revenue and gross margin each reached the highest points in company history, and we delivered the third consecutive quarter of record backlog. Order flow was robust, increasing 21% year-over-year and generating a book-to-bill ratio of greater than 1 to 1. Our cash cycle was particularly strong, with improved DSO and inventory turns, and reduced cash burn, and we continue to maintain a healthy cash balance.

"Demand in the U.S. is very healthy, especially in the oil and gas sector as well as in the Eastern region where our products are being used in energy efficiency applications. We received a number of large follow-on orders from key customers for high profile installations in New York City during the quarter. Ongoing momentum in North and South America and the Pacific Rim is offsetting some of the weakness in European markets. With these positive business indicators and our improving financial performance, we feel confident about our continued progress in the second half of Fiscal 2013."

Second Quarter 2013 Financial Summary

Revenue for the second quarter of Fiscal 2013 was $30.1 million, an increase of 5% from $28.8 million for the first quarter of Fiscal 2013, and an increase of 9% from $27.5 million for the second quarter of Fiscal 2012. Capstone shipped 24.0 megawatts in the second quarter of Fiscal 2013, compared to 25.1 megawatts in the first quarter of Fiscal 2013 and 23.6 megawatts in the second quarter of Fiscal 2012. Average revenue per unit for the second quarter of Fiscal 2013 was approximately $175,000, compared to $176,000 for the first quarter of Fiscal 2013 and $130,000 for the second quarter of Fiscal 2012.

Capstone's backlog as of September 30, 2012 was $141.1 million, an increase from $139.5 million at June 30, 2012, and an increase of $27.4 million, or 24%, from $113.7 million at September 30, 2011.

Gross margin for the second quarter of Fiscal 2013 was $2.6 million, or 9% of revenue, compared to $2.2 million, or 8% of revenue, for the first quarter of Fiscal 2013, and $1.7 million, or 6% of revenue, for the second quarter of Fiscal 2012. The year-over-year increase in gross margin of $0.9 million was primarily the result of higher C200 and C1000 Series systems sales volume, increased average selling prices and lower direct material costs.

Research and development expenses were $2.4 million for the second quarter of Fiscal 2013, compared to $2.2 million for the first quarter of Fiscal 2013 and $2.2 million for the second quarter of Fiscal 2012.

Selling, general and administrative expenses decreased to $6.4 million for the second quarter of Fiscal 2013, compared to $7.4 million for the first quarter of Fiscal 2013 and $6.6 million for the second quarter of Fiscal 2012.

Capstone's net loss was $6.2 million, or $0.02 loss per share, for the second quarter of Fiscal 2013, compared to a net loss of $7.8 million, or $0.03 loss per share, for the first quarter of Fiscal 2013, and net income of $1.3 million, or $0.00 per share, for the second quarter of Fiscal 2012. Capstone's loss from operations for the second quarter of Fiscal 2013 was $6.2 million, compared to $7.5 million for the first quarter of Fiscal 2013 and $7.2 million for the second quarter of Fiscal 2012.

The adoption of Accounting Standards Codification 815 "Derivatives and Hedging" affects the Company's accounting for warrants with certain anti-dilution provisions. The Company recorded a non-cash benefit of $0.3 million to change in fair value of warrant liability during the second quarter of Fiscal 2013. Capstone's net loss for the second quarter of Fiscal 2013 before considering the non-cash benefit to the change in warrant liability would have been $6.5 million (calculated by subtracting the $0.3 million change in warrant liability benefit from the $6.2 million reported net loss), or $0.02 loss per share (calculated by subtracting a $0.00 gain per share attributable to the change in warrant liability benefit from the $0.02 loss per share reported).The Company recorded a non-cash benefit of $8.6 million to change in fair value of warrant liability during the second quarter of Fiscal 2012. Capstone's net loss for the second quarter of Fiscal 2012 before considering the non-cash benefit to the change in warrant liability would have been $7.3 million (calculated by subtracting the $8.6 million change in warrant liability benefit from the $1.3 million reported net income), or $0.03 loss per share (calculated by subtracting a $0.03 loss per share attributable to the change in warrant liability benefit from the $0.00 income per share reported).

Liquidity and Capital Resources

At September 30, 2012, cash and cash equivalents totaled $45.2 million compared to $45.1 million at June 30, 2012 and $20.3 million at September 30, 2011. During the quarter ended September 30, 2012, Capstone used $2.6 million of cash in operating activities and spent $0.4 million in capital expenditures.This compares to cash used in operating activities of $7.4 million and $0.4 million in capital expenditures during the quarter ended September 30, 2011.

Conference Call and Webcast

The Company will host a conference call today, Thursday, November 8, 2012, at 1:45 p.m. Pacific Time (4:45 p.m. Eastern). Access to the live broadcast and a replay of the webcast will be available for 30 days through the Investor Relations page on the Company's website: www.capstoneturbine.com.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 6,500 Capstone MicroTurbine(R) systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, Mexico City, Nottingham, Shanghai and Singapore.

"Capstone" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

The Capstone Turbine Corporation logo is available here.

Forward-Looking Statements

This press release contains "forward-looking statements," as that term is used in the federal securities laws, about attaining profitability, growth in key markets and improvement in certain key performance indicators. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's Form 10-K, Form 10-Q and other recent filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions investors not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

 – Financial Tables Follow –

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	September 30,	March 31,
	2012	2012
ASSETS
Current Assets:
Cash and cash equivalents	$ 45,217	$ 49,952
Accounts receivable, net of allowance for doubtful accounts of $2,578 at September 30, 2012 and $2,228 at March 31, 2012	15,146	18,576
Inventories	19,400	18,881
Prepaid expenses and other current assets	2,724	2,974
Total current assets	82,487	90,383
Property, plant and equipment, net	4,120	4,833
Non-current portion of inventories	3,474	1,313
Intangible assets, net	2,557	2,811
Other assets	418	452
Total	$ 93,056	$ 99,792

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$ 23,789	$ 23,061
Accrued salaries and wages	1,676	1,716
Accrued warranty reserve	2,330	1,494
Deferred revenue	3,012	2,995
Revolving credit facility	11,940	10,431
Current portion of notes payable and capital lease obligations	61	363
Warrant liability	340	791
Total current liabilities	43,148	40,851
Long-term portion of notes payable and capital lease obligations	130	70
Other long-term liabilities	191	254
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 515,000,000 shares authorized, 305,389,078 shares issued and 304,360,427 shares outstanding at September 30, 2012; 415,000,000 shares authorized, 300,315,313 shares issued and 299,317,493 shares outstanding at March 31, 2012	305	300
Additional paid-in capital	795,852	790,901
Accumulated deficit	(745,368)	(731,412)
Treasury stock, at cost; 1,028,651 shares at September 30, 2012 and 997,820 shares at March 31, 2012	(1,202)	(1,172)
Total stockholders' equity	49,587	58,617
Total	$ 93,056	$ 99,792

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenue	$ 30,118	$ 27,473	$ 58,930	$ 51,755
Cost of goods sold	27,512	25,804	54,155	49,579
Gross margin	2,606	1,669	4,775	2,176
Operating expenses:
Research and development	2,413	2,245	4,617	4,407
Selling, general and administrative	6,428	6,584	13,876	13,224
Total operating expenses	8,841	8,829	18,493	17,631
Loss from operations	(6,235)	(7,160)	(13,718)	(15,455)
Other income	4	2	26	6
Interest income	—	1	—	1
Interest expense	(128)	(173)	(319)	(404)
Change in fair value of warrant liability	302	8,594	451	14,220
Income (loss) before income taxes	(6,057)	1,264	(13,560)	(1,632)
Provision for income taxes	124	—	396	—
Net income (loss)	$ (6,181)	$ 1,264	$ (13,956)	$ (1,632)

Net income (loss) per common share
Basic	$ (0.02)	$ 0.00	$ (0.05)	$ (0.01)
Diluted	$ (0.02)	$ 0.00	$ (0.05)	$ (0.01)

Weighted average shares used to calculate net income (loss) per common share
Basic	300,254	259,412	299,846	259,364
Diluted	300,254	261,418	299,846	259,364
CONTACT: Investor and Investment Media Inquiries:
         818-407-3628
         ir@capstoneturbine.com